Exhibit 99.1

Integral Ad Science Announces Pricing of Initial Public Offering

NEW YORK, June 29, 2021 — Integral Ad Science (“IAS”), a global leader in digital media quality, today announced the pricing of its initial public offering of 15,000,000 shares of common stock at a price of $18 per share. The underwriters have a 30-day option to purchase up to an additional 2,250,000 shares of common stock from IAS. The shares of common stock are expected to begin trading on the Nasdaq Stock Market under the ticker symbol “IAS” on June 30, 2021. The offering is expected to close on July 2, 2021, subject to the satisfaction of customary closing conditions.

The gross proceeds from the offering to IAS, before deducting underwriting discounts, commissions and estimated offering expenses, are expected to be approximately $270.0 million, excluding any exercise of the underwriters’ option to purchase additional shares. IAS intends to use the net proceeds from the offering to repay a portion of IAS’s borrowings under its senior secured credit agreement.

Morgan Stanley, Jefferies LLC, Barclays Capital Inc., and Evercore ISI, are acting as lead book-running managers for the offering. Wells Fargo Securities, LLC, BMO Capital Markets Corp., Oppenheimer & Co. Inc., Raymond James & Associates, Inc., and Stifel, Nicolaus & Company, Incorporated are acting as joint book-running managers for the offering. Academy Securities, Inc., Blaylock Van, LLC, Penserra Securities LLC, R. Seelaus & Co., LLC, and Siebert Williams Shank & Co., LLC are acting as co-managers for the offering.

The offering of these securities is being made only by means of a prospectus. Copies of the final prospectus relating to this offering, when available, may be obtained from: Morgan Stanley & Co. LLC, 180 Varick Street, 2nd Floor, New York, NY 10014, Attention: Prospectus Department; Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by telephone at (877) 821-7388, or by e-mail at prospectus_department@jefferies.com; Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at 1-888-603-5847, or by email at barclaysprospectus@broadridge.com; and Evercore Group L.L.C., Attention: Equity Capital Markets, 55 East 52nd Street, New York, NY 10055, by telephone at (888) 474-0200, or by email at ecm.prospectus@evercore.com.

A registration statement relating to these securities has been filed with, and declared effective by, the U.S. Securities and Exchange Commission on June 29, 2021. Copies of the registration statement can be accessed through the Securities and Exchange Commission’s website at www.sec.gov. This press release does not constitute an offer to sell or the solicitation of an offer to buy securities, and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of that jurisdiction.

About Integral Ad Science

Integral Ad Science (IAS) is a global leader in digital media quality. IAS makes every impression count, ensuring that ads are viewable by real people, in safe and suitable environments, activating contextual targeting, and driving supply path optimization. Our mission is to be the global benchmark for trust and transparency in digital media quality for the world’s leading brands, publishers, and platforms. We do this through data-driven technologies with actionable real-time signals and insight. Founded in 2009 and headquartered in New York, IAS works with thousands of top advertisers and premium publishers worldwide.

Forward-Looking Statements

This press release includes “forward-looking statements,” including with respect to the proposed initial public offering. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Media Contact

Julie Nicholson

jnicholson@integralads.com

Investor Relations

Lally Zirkle

Investor Relations

Jonathan Schaffer

The Blueshirt Group, for IAS

ir@integralads.com